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                                                                    Exhibit 10.m

December 22, 1997                                           RETIREMENT AGREEMENT


Mr. Richard L. Molen
1970 Kresswood Circle
Kettering, OH 45419

Dear Dick:

This letter set forth the terms and conditions under which you have agreed to resign as Chief Executive Officer, Chairman of the Board of Directors and a member of the Board of Directors of Huffy Corporation (the "Retirement Agreement"), all effective on December 29, 1997.

         In consideration of the foregoing agreement, Huffy Corporation agrees as follows:

         A. Richard L. Molen's base salary, bonus and Long Term Incentive Plan payment earned through December 29, 1997, shall be paid as calculated for all other Officers even though not employed on the date of payment.

         B. In consideration to the five year Non-Competition Agreement set forth below and his cooperation and consultation as an independent contractor on Azusa Superfund matters and FTC/TRU litigation, the Corporation shall pay Richard L. Molen $2,000,000.00 on or about January 5, 1998. Richard L. Molen acknowledges as an independent contractor he is responsible for payment of taxes on such amount and hereby indemnifies the Corporation for any taxes or penalties resulting from failure to pay such taxes.



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Mr. Richard L. Molen
December 22, 1997
Page 2



         C.       Huffy Corporation will make the payments in accordance with
                  Section 3(b) and allow the deferrals in Section 3(c) of the Transition/Consulting Compensation Agreement which section survives termination and which agreement is attached hereto.

         D. Richard L. Molen agrees to the Non-Competition Section 4 of such Transition/ Consulting Compensation Agreement.

Except as otherwise set forth herein, the Transition/Consulting Compensation Agreement, dated June 13, 1996, and all benefits and his obligations thereunder, shall be terminated, including, without limitation, Section 3 (a) which will be null and void, except as to those benefits available to other retirees, generally, of Huffy Corporation.

Richard L. Molen shall be entitled to exercise his outstanding stock options in accordance with the terms of such options and the plans related thereto until December 11, 2001.

Richard L. Molen will be named an additional insured on the Director/Officer insurance for two years following December 29, 1997.

In addition:

         1. Richard L. Molen's retirement benefits in excess of the Defined Benefit Plan shall be funded 50% in cash in accordance with the Sixth Amendment to the Huffy Corporation Supplemental/Excess Benefit Plan and 50% in stock in accordance with the Restricted Share Plan; provided that if the Restricted Share Plan is not approved by the Shareholders of the Corporation the remaining 50% will be paid as an annuity under the terms of the Supplemental/Excess Benefit Plan.

         2. Richard L. Molen shall have access to his Huffy Corporation Office through January 31, 1998 at which time any computer links to the Huffy Corporation office will be terminated.

         3.      Richard L. Molen may retain his home office equipment.

         4. Richard L. Molen may stay on the Huffy Foundation through December 31, 2000.



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Mr. Richard L. Molen
December 22, 1997
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         5.      Richard L. Molen will receive credit for service and
                 compensation he would have otherwise received had he remained an employee through December 31, 1998 under the Corporation's defined benefit (qualified and non qualified) plans, as reflected in the Seventh Amendment to the Supplemental/Excess Benefit Plan.

         6. The Huffy Corporation Board of Directors and you will put a positive tone as to your resignation.

In consideration of the foregoing, Huffy Corporation will expect you to execute and return to the Corporation a Standard Release and Waiver in the form attached hereto.

This contract supersedes all other contracts, understandings and discussions with the Corporation whether written or oral, except as set forth herein and the attached Release and Waiver Agreement.

If the foregoing is acceptable, please sign and return the enclosed copy of this letter.

I hereby agree to and accept the terms of this letter.


/s/ Richard L. Molen                        /s/ Thomas C. Sullivan
------------------------------              --------------------------------
Richard L. Molen                            Thomas C. Sullivan, Chairman
                                            Compensation Committee